SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant /x/
Filed by a party other than the Registrant / /
Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14-6(2)) /x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14-11 or 240.14-12
                           AmerUs Life Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

/x/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14-6(1)
and 0-11

   (1) Title of each class of securities to which transaction applies:


   (2) Aggregate number of securities to which transaction applies:


   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


   (4) Proposed maximum aggregate value of transaction:


   (5) Total fee paid:


/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   (1) Amount Previously Paid:


   (2) Form, Schedule or Registration Statement No.:


   (3) Filing Party:


   (4) Date Filed:
----

                                [AmerUs Life Logo]


April 15, 1998

Dear Shareholder:

   We are pleased to invite you to attend the 1998 Annual Meeting of Shareholders of AmerUs Life Holdings, Inc. The meeting will be held on Friday, May 8, 1998, at 9:00 a.m., local time, at the Polk County Convention Complex, 501 Grand Avenue, Des Moines, Iowa.

   Our business at the meeting will include: (1) electing four directors, all of whom are present AmerUs directors, (2) approving an amendment of Article IV of the Amended and Restated Articles of Incorporation to increase the authorized number of Class A Common Stock from 75 million shares to 180 million shares and
(3) ratifying the selection of KPMG Peat Marwick LLP as the Company's independent public accountants. Each of the matters to be considered at the meeting is described in detail in the attached Proxy Statement.

   The directors and officers look forward to seeing you at the meeting. As in the past, there will be a report on operations and an opportunity for questions.

   Your vote is important. Whether or not you plan to attend, I hope that you will complete, sign, date and return your proxy promptly in the enclosed envelope. If you later decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.

Very truly yours,

/s/ Roger K. Brooks
Roger K. Brooks

Chairman, President and
Chief Executive Officer

                                [AmerUs Life Logo]




                            AMERUS LIFE HOLDINGS, INC.

                                   ------------

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              To Be held May 8, 1998

                                  -------------

To the Shareholders:

   NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of AMERUS LIFE HOLDINGS, INC., an Iowa corporation (the "Company"), will be held on Friday, May 8, 1998, at 9:00 a.m., local time, at the Polk County Convention Complex, 501 Grand Avenue, Des Moines, Iowa, for the following purposes:

   1. to elect three Class II directors to serve for a three year term and to elect one Class I director to serve for a two year term;

   2. to approve an amendment to the Company's Amended and Restated Articles of Incorporation to increase the authorized number of shares of Class A Common Stock from 75 million to 180 million;

   3. to ratify the appointment of KPMG Peat Marwick LLP as independent public accountants of the Company for fiscal year 1998; and

   4. to transact such other business as may properly come before the meeting or any adjournment thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   Shareholders of record at the close of business on March 31, 1998 are entitled to notice of, and to vote at, the annual meeting.

   All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please complete, sign, date and return the enclosed proxy as promptly as possible in the postage prepaid enclosed envelope. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy.

                            By order of the Board of Directors

                            James A. Smallenberger
                            Senior Vice President and Secretary

April 15, 1998

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY
                   IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                            AMERUS LIFE HOLDINGS, INC.
                                699 Walnut Street
                              Des Moines, Iowa 50309

                             PROXY STATEMENT FOR 1998
                          ANNUAL MEETING OF SHAREHOLDERS

   The enclosed proxy is solicited on behalf of the Board of Directors of AmerUs Life Holdings, Inc. (the "Company") for use at the annual meeting of shareholders to be held on Friday, May 8, 1998, at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held at the Polk County Convention Complex, 501 Grand Avenue, Des Moines, Iowa. Shareholders of record at the close of business on March 31, 1998 will be entitled to vote at the annual meeting.

   Proxies are being solicited by the Board of Directors of the Company. The cost of preparing, printing and mailing this Proxy Statement, the accompanying notice and the enclosed proxy, and all other costs in connection with the solicitation of proxies, will be paid by the Company. If the accompanying proxy is executed and returned, the shares represented by the proxy will be voted as specified therein. However, the shareholder may revoke the proxy before the meeting by delivering a signed instrument revoking the proxy to: James A. Smallenberger, Senior Vice President and Secretary, AmerUs Life Holdings, Inc., 699 Walnut Street, Des Moines, Iowa 50309; to be effective, a revocation must be received by the Secretary on or before May 7, 1998. The powers of the proxy holders will be suspended if you attend the annual meeting in person and so request, although attendance at the annual meeting will not by itself revoke a previously granted proxy. This Proxy Statement is being mailed to shareholders on or about April 15, 1998. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to furnish proxy material to the beneficial owners of the Company's Class A Common Stock of whom they have knowledge and will reimburse them for their expenses for so doing. Additional solicitation may be made by letter, telephone or telecopier by officers and employees of the Company and its affiliates.

   As of March 31, 1998, the Company had issued and outstanding 29,734,918 shares of Class A Common Stock and 5 million shares of Class B Common Stock. Each share of common stock is entitled to one vote. There were no shares of voting preferred stock outstanding as of March 31, 1998.

   The presence of a majority of the aggregate outstanding shares of Class A and Class B Common Stock represented in person or by proxy at the meeting will constitute a quorum permitting the conduct of business at the annual meeting.
In addition, a quorum of the outstanding shares of Class A Common Stock represented in person or by proxy at the meeting will be necessary to permit a vote on the proposed amendment to the Company's Amended and Restated Articles of Incorporation. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum and will also be counted in the total number of votes present for passage of any proposal. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes"). If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the election of the three nominees for Class II directorships and the one nominee for the Class I directorship proposed by the Board of Directors and set forth herein, FOR the proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the authorized number of shares of Class A, FOR the ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for fiscal year 1998, and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the annual meeting.

   All matters to be voted upon at the annual meeting will be decided by the affirmative vote of a majority of the aggregate number of shares of Class A and Class B Common Stock represented in person or by proxy at the meeting and entitled to vote and, in the case of the proposed amendment to the Company's Amended and Restated Articles of Incorporation, an affirmative vote of a majority of the shares of Class A Common Stock represented in person or by proxy at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

                       BENEFICIAL OWNERSHIP OF COMMON STOCK


Principal Holders

   The following table sets forth the beneficial ownership as of March 1, 1998 of the Company's Class A and Class B Common Stock of each person known by the Company to own beneficially more than 5% of each such class:

                                                        Number
                                                        of Shares
                                                     Beneficially   Percent of
    Name and Address                 Class of Stock      Owned         Class
    ----------------                  --------------- -----------   ----------
AmerUs Group Co.
  699 Walnut Street
  Des Moines, IA 50309              Class A Common        12,380,300    42%

AmerUs Group Co.
  699 Walnut Street
  Des Moines, IA 50309              Class B Common         5,000,000   100%

American Mutual Holding Company
  699 Walnut Street
  Des Moines, IA 50309              Class A Common    12,380,300<F1>    42%

American Mutual Holding Company
  699 Walnut Street
  Des Moines, IA 50309              Class B Common     5,000,000<F1>   100%

---------------

<F1>    Indirect beneficial owner due to ownership of 100% of the capital stock of AmerUs Group Co.

   /TABLE

Directors and Officers

   The following table sets forth the beneficial ownership of the Company's Class A Common Stock as of March 1, 1998 of each of the directors and director nominees, the executive officers named in the Summary Compensation Table on page 8, and all directors and executive officers as a group (which includes executive officers not named in the Summary Compensation Table). No director or executive officer beneficially owned 1% or more of the Company's Class A Common Stock as of such date. The percentage of Class A Common Stock owned by all directors and executive officers as a group as of March 1, 1998 was 0.54%. No shares of Class B Common Stock were owned by any director, director nominee or executive officer of the Company as of such date.

  Name                                                       Number of Shares
  ----                                                       ----------------
  Roger K. Brooks<F1><F4>                                            28,186
  Michael G. Fraizer<F1>                                              5,000
  Thomas C. Godlasky<F1><F2>                                          5,254
  Sam C. Kalainov<F1><F2><F3>                                        10,313
  Gary R. McPhail                                                     5,000
  Michael E. Sproule<F1>                                              6,344
  John R. Albers<F1>                                                 20,000
  Malcolm Candlish<F1>                                                2,000
  Maureen M. Culhane                                                    500
  Thomas F. Gaffney<F1>                                               3,017
  Ilene B. Jacobs                                                         0
  Ralph W. Laster, Jr.<F5><F6>                                       16,027
  John W. Norris, Jr.<F1>                                             1,479
  Jack C. Pester<F1>                                                    536
  John A. Wing                                                        2,000
  Directors and executive officers as a group (17 persons)          159,769
  ------------

<F1>    Mr. Brooks, Mr. Kalainov, Mr. Albers, Mr. Candlish, Mr. Gaffney, Mr. Norris
        and Mr. Pester are directors of AmerUs Group Co., which owns 12,380,300 shares of Class A Common Stock and 5,000,000 shares of Class B Common
        Stock, and of American Mutual Holding Company ("AMHC"), which beneficially owns such shares through its 100% ownership of the capital stock of AmerUs
        Group Co. In addition, Mr. Brooks is the President and Chief Executive
        Officer of AmerUs Group Co. and AMHC, Mr. Fraizer is the Senior Vice
        President, Treasurer and Controller of AmerUs Group Co. and AMHC,
        Mr. Godlasky is Executive Vice President and Chief Investment Officer of
        AmerUs Group Co. and AMHC, Mr. Kalainov is Chairman of AmerUs Group Co. and
        AMHC and Mr. Sproule is Executive Vice President and Chief Financial
        Officer of AmerUs Group Co. and AMHC. All of the foregoing persons have disclaimed beneficial ownership of all shares of the Company's common stock which are beneficially owned by AmerUs Group Co. or AMHC.

<F2>    Includes beneficial interest in shares of the AmerUs Life Holdings, Inc.
        Common Stock fund held pursuant to the Company's Savings & Retirement Plan (as defined on page 11). The attributed shares owned by the Company's Savings & Retirement Plan are voted by the trustees as directed by their respective participants.

<F3>    5,000 shares reported for Mr. Kalainov are owned by his spouse.

<F4>    3,000 shares reported for Mr. Brooks are owned by his spouse.

<F5>    7,156 shares reported for Mr. Laster are owned by the Jerri S. Laster
        Trust, of which Mr. Laster is a co-trustee.

<F6>    Includes beneficial interest in shares held pursuant to AmVestors Financial
        Corporation Employee Stock Ownership Plan.

                              ELECTION OF DIRECTORS

   The Company's Board of Directors is presently composed of eleven members, divided into three classes. Each class serves for three years on a staggered-term basis.

   The terms of the following Class II directors expire at the annual meeting to be held on May 8, 1998: John R. Albers, Thomas F. Gaffney and Ilene B. Jacobs. The Board of Directors is nominating Messrs. Albers and Gaffney and Ms. Jacobs for reelection at the 1998 annual meeting to fill the Class II positions on the Board. In addition, the Board of Directors is nominating Mr. Ralph W. Laster, Jr. as a Class I member of the Board of Directors. If elected, Mr. Laster will hold office until the annual meeting in 2000. Mr. Laster's nomination is made pursuant to an understanding between Mr. Laster and the Company in connection with the acquisition by the Company of AmVestors Financial Corporation ("AmVestors") in December 1997. Mr. Laster had been Chairman and Chief Executive Officer of AmVestors prior to the acquisition. Except for Mr. Laster, the directors elected at the 1998 annual meeting will hold office until the annual meeting in 2001 or until their successors are duly elected and qualified. Unless otherwise instructed by the shareholders, it is the intention of the persons named in the accompanying proxy to vote the proxies held by them for the election of the nominees named below. However, if any of the nominees shall not be a candidate for election at the time of the annual meeting (a contingency which the Board of Directors does not expect to happen), it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors.

   The following paragraphs set forth the principal occupation of, and certain other information relating to, each director, nominee for director and executive officer for the last five years. Directors who are nominees for election at the 1998 annual meeting are listed first. Ages shown for all directors are as of March 1, 1998.

   JOHN R. ALBERS - Nominee - Dallas, Texas.

President and Chief Executive Officer of Fairfield Enterprises, Inc., Dallas, Texas since April 1995. From August 1988 to April 1995, Mr. Albers was Chairman, Chief Executive Officer and President of Dr. Pepper/Seven-Up Companies, Dallas, Texas. Mr. Albers is a director of American Mutual Holding Company ("AMHC"), AmerUs Group Co., Recovery Engineering, Inc. and First Alert, Inc. He is also a director of AMAL Corporation ("AMAL"), a 34%-owned joint venture between Ameritas Life Insurance Corp. and AmerUs Life Insurance Company ("AmerUs Life"), one of the Company's principal subsidiaries.
Mr. Albers has been a director of the Company since its formation in August 1996. From November 1983 to May 1997, he was a director of AmerUs Life. His current term expires May 8, 1998. He is 66 years of age.

   THOMAS F. GAFFNEY - Nominee - Tierra Verde, Florida.

Managing Director of Raymond James Capital, Inc. since July 1997. From 1990 to 1997, Mr. Gaffney was a private investor. Mr. Gaffney is a director of AMHC and AmerUs Group Co. Mr. Gaffney has been a director of the Company since its formation in August 1996. From November 1983 to May 1997, Mr. Gaffney served as a director of AmerUs Life. His current term expires May 8, 1998. He is 52 years of age.

   ILENE B. JACOBS - Nominee - Maynard, Massachusetts.

Senior Vice President, Human Resources -- Digital Equipment Corporation ("Digital") since March 1997. Previous positions with Digital include Vice President, Business Development from July 1996 to March 1997 and Vice President and Treasurer from March 1985 to July 1996. Ms. Jacobs has been a director of the Company since February 1997. She is also a director of AmerUs Life, Little Switzerland, Inc. and Arkwright Mutual Insurance Co. Her current term expires May 8, 1998. She is 50 years of age.


   RALPH W. LASTER, JR. - Nominee - Topeka, Kansas.

Private Investor since December 1997. Mr. Laster served as both Chief Executive Officer of AmVestors from January 1988 to December 1997 and as Chairman of the Board from May 1988 to December 1997. He also served as President and Chief Executive Officer of American Investors Life Insurance from April 1991 to December 1997, as Chief Executive Officer of Financial Benefit Life from April 1996 to December 1997, and as an executive officer of various other subsidiaries of AmVestors Financial Corporation. Mr. Laster has been a director of the Company since February 1998. His current term expires May 8, 1998. He is 46 years of age.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

The following directors serve for terms that expire after 1998:

   ROGER K. BROOKS - Des Moines, Iowa.

Chairman, President and Chief Executive Officer of the Company since its formation in August 1996 and Chairman of AmerUs Life since May 1997. Previous positions with AmerUs Life include Chief Executive Officer from December 1994 to May 1997, Chairman and Chief Executive Officer from August 1992 to December 1994 and President and Chief Executive Officer from February 1975 to August 1992. He is a director of AMAL, AMHC, AmerUs Group Co., AmerUs Life, AmVestors and Delta Life Corporation ("Delta"). Mr. Brooks has been a director of the Company since its formation in August 1996 and of AmerUs Life since 1971. His current term expires in 1999. He is 60 years of age.

   MALCOLM CANDLISH - Osprey, Florida.

Chairman of First Alert, Inc., Chicago, Illinois since October 1996. Previous positions with First Alert include Chairman, President and Chief Executive Officer from May 1996 to October 1996 and Chairman and Chief Executive Officer from December 1992 to May 1996. From 1989 to 1992, Mr. Candlish was the Chairman and Chief Executive Officer of Sealy, Inc. He is a director of AMHC, AmerUs Group Co., and Black & Decker Corporation. Mr. Candlish has been a director of the Company since its formation in August 1996. From February 1987 to May 1997, he was a director of AmerUs Life. His current term expires in 2000. He is 62 years of age.

   MAUREEN M. CULHANE - Chicago, Illinois.

Vice President of Finance and Treasurer of Sara Lee Corporation since 1993. From April 1990 to January 1993, Ms. Culhane was a Partner at Richards & Tierney and from May 1985 to April 1990, she was a Vice President, Investment Banking Division of Goldman Sachs & Co. Ms. Culhane has been a director of the Company since February 1997 and is also a director of AmerUs Life. Her current term expires in 1999. She is 49 years of age.

   SAM C. KALAINOV - Des Moines, Iowa.

Chairman of AMHC and AmerUs Group Co. since September 1996. Mr. Kalainov was Chairman of AmerUs Life from December 1994 until September 1996 and was Chairman and Chief Executive Officer of American Mutual Life Insurance Company ("AML"), one of the predecessors of AmerUs Life, from January 1983 to December 1994. He is a director of AMHC, AmerUs Group Co. and AmerUs Life. Mr. Kalainov has been a director of the Company since its formation in August 1996 and of AmerUs Life since December 1994. From June 1972 to June 1996, he was a director of AML.
His current term expires in 2000. He is 67 years of age.

   JOHN W. NORRIS, JR. - Dallas, Texas.

Chairman and Chief Executive Officer of Lennox International, Inc., Dallas, Texas. He is a director of AMHC and AmerUs Group Co. Mr. Norris has been a director of the Company since its formation in August 1996. From November 1974 to May 1997, he was a director of AmerUs Life. His current term expires in 2000. He is 62 years of age.

   JACK C. PESTER - Houston, Texas.

Senior Vice President of The Coastal Corporation. He is a director of AMHC, AmerUs Group Co. and KFX, Inc. Mr. Pester has been a director of the Company since its formation in August 1996. He also was a director of AML from May 1981 to December 1994 and of AmerUs Life from December 1994 to May 1997. His current term expires in 1999. He is 62 years of age.

   JOHN A. WING - Chicago, Illinois.

Chairman and Chief Executive Officer of ABN AMRO Incorporated since January 1997. Prior to that time, Mr. Wing was Chairman and Chief Executive Officer of The Chicago Corp. Mr. Wing is a director of AmerUs Life and The Chicago Board Options Exchange. His current term expires in 1999. Mr. Wing has been a director of the Company since its formation in August 1996 and of AmerUs Life since May 1991. He is 62 years of age.

Executive officers who are not also directors:

   VICTOR N. DALEY  -  Des Moines, Iowa.

Senior Vice President and Chief Administration and Human Resources Officer of the Company and AmerUs Life since February 1998. Previously, Mr. Daley was Senior Vice President and Chief Human Resources Officer of the Company from August 1996 to February 1998 and of AmerUs Life from September 1995 to February 1998. From April 1989 to September 1995, Mr. Daley was Senior Vice President and Chief Administrative Officer of Royal Insurance, Charlotte, North Carolina. He is 54 years of age.

   THOMAS C. GODLASKY  - Des Moines, Iowa.

Executive Vice President and Chief Investment Officer of the Company since August 1996 and of AmerUs Life since January 1995. From February 1988 to January 1995, he was Manager of the Fixed Income and Derivatives Department of Providian Corporation, Louisville, Kentucky. He is a director of AmerUs Life, AmVestors, Ameritas Variable Life Insurance Company, ("AVLIC"), Ameritas Investment Corp. ("AIC") and Delta. He is 42 years of age.

   MICHAEL G. FRAIZER  -  Des Moines, Iowa.

Senior Vice President and Controller/Treasurer of the Company since August 1996 and of AmerUs Life since January 1993. From April 1991 to January 1993, Mr. Fraizer was Senior Vice President and Chief Financial Officer of Iowa Realty Co., Inc. and from April 1977 to April 1991, he was a Partner with McGladrey & Pullen, Des Moines, Iowa. He is 48 years of age.

   GARY R. McPHAIL  -  Des Moines, Iowa

President and Chief Executive Officer of AmerUs Life since May 1997 and Chairman and Chief Executive Officer of Delta since October 1997. Mr. McPhail was Executive Vice President--Marketing and Individual Operations of New York Life Insurance Company, New York, New York, from July 1995 to November 1996. From June 1990 to July 1995, he was President of Lincoln National Sales Corporation, Fort Wayne, Indiana. Mr. McPhail is a director of AMAL, AmerUs Life, AIC, AVLIC and Delta. He is 50 years of age.

   MICHAEL E. SPROULE - Des Moines, Iowa

Executive Vice President and Chief Financial Officer of the Company since August 1996 and of AmerUs Life since August 1992. From January 1991 through July 1992, he was Executive Vice President and Chief Financial Officer of ICH Corporation, Louisville, Kentucky and from January 1988 to December 1990, he was a Consultant with Tillinghast, New York, New York. Mr. Sproule is a director of AmerUs Life, AmVestors, AIC, AVLIC and Delta. He is 50 years of age.

                          BOARD MEETINGS AND COMMITTEES

   The Board of Directors meets on a regularly scheduled basis. The Board of Directors met on six occasions during 1997. Each director, except for Mr. Norris, attended at least 75% of the total number of meetings of the Board and the Committees on which the director served.

   The Board of Directors has assigned certain responsibilities to committees. The Audit Committee recommends the appointment of the independent public accountants, reviews the scope of the audits recommended by the independent public accountants, reviews internal audit reports on various aspects of corporate operations and consults with the independent public accountants on a periodic basis on matters relating to internal financial controls and procedures. The Audit Committee, which met two times during 1997, is composed of Thomas F. Gaffney (Chairman), Maureen M. Culhane, Jack C. Pester and John A. Wing.

   The Board Operations Committee reviews the organization and operation of the Board of Directors and recommends a slate of directors for election by shareholders at each annual meeting and/or proposes candidates to fill vacancies on the Board of Directors. The Board Operations Committee, which met two times during 1997, is composed of Malcolm Candlish (Chairman), John R. Albers and Jack
C. Pester.

   The Finance and Strategy Committee reviews the management of the Company's financial resources and the impact of such management on the Company's strategic business plans and objectives. The Finance and Strategy Committee, which met one time in 1997 is composed of John W. Norris, Jr. (Chairman), Malcolm Candlish, Thomas F. Gaffney and Ilene B. Jacobs.

   The Human Resources Committee reviews and recommends the compensation for executive officers, including base salary, incentive compensation and other benefits. The Human Resources Committee also administers the Company's stock option plans. The Human Resources Committee has general oversight with respect to the Company's compensation policy and employee benefit programs and management succession planning. The Human Resources Committee, which met four times in 1997, is composed of John R. Albers (Chairman), Malcolm Candlish, Ilene
B. Jacobs and John W. Norris, Jr.

   The Intercompany Transactions Committee reviews transactions between the Company and its affiliates. The Intercompany Transactions Committee, which met one time in 1997, is composed of Ilene B. Jacobs (Chairman), Maureen M. Culhane, Ralph W. Laster, Jr. and John A. Wing.

   The Investment Committee oversees investments and investment policy of the Company and its operating subsidiaries. The Investment Committee, which met four times in 1997, is composed of John A. Wing (Chairman), Maureen M. Culhane and Thomas F. Gaffney.

   The Executive Committee exercises the powers and authority of the Board of Directors between board meetings, except those powers, that, by law, cannot be delegated by the Board of Directors. The Executive Committee is composed of Roger K. Brooks (Chairman), Thomas F. Gaffney and John W. Norris, Jr. The Executive Committee did not meet during 1997.

                     EXECUTIVE OFFICER/DIRECTOR COMPENSATION

Executive Officer Compensation

Summary Compensation Table

   All compensation received, earned or accrued by such officers has been from either the Company or AmerUs Life.

   The following Summary Compensation Table sets forth certain information concerning compensation for services rendered in all capacities awarded or paid by the Company (including compensation paid by AmerUs Life) to its Chief Executive Officer and the other named executive officers (collectively, the "Named Executive Officers") during the years ended December 31, 1997, 1996, and 1995:

                            Summary Compensation Table

                                Annual Compensation          Long-Term Compensation
                                -----------------------      -----------------------
                                                          LTIP        All Other
       Name and              Fiscal             Bonus    Payouts   Compensation
  Principal Position         Year   Salary ($)  (A) ($)   (B)($)      (C)($)
 --------------------        ------ ---------   ------    -------  --------------
Roger K. Brooks                1997   480,000   520,000   258,133     157,188
Chairman,                      1996   455,000   415,000   290,400     109,409
President and                  1995   440,000   300,000   352,000           -
Chief Executive Officer
of the Company

Gary R. McPhail (D)            1997   325,000   174,453         -  250,015(E)
President and                  1996         -         -         -           -
Chief Executive                1995         -         -         -           -
Officer of
AmerUs Life and
Chairman and
Chief Executive
Officer of Delta
Life and Annuity

Thomas C. Godlasky             1997   275,000   200,000    91,667      35,418
Executive Vice                 1996   262,500   110,000   103,070      37,197
President and                  1995   239,600         -   125,000  204,000(E)
Chief Investment
Officer of the
Company

Michael E. Sproule             1997   275,000   200,000    91,667      43,435
Executive Vice                 1996   262,500   200,000   103,070      35,864
President and                  1995   250,000   200,000   125,000           -
Chief Financial
Officer of the
Company

Michael G. Fraizer             1997   210,000   100,000    35,787      30,092
Senior Vice                    1996   200,000   125,000    40,150      28,446
President,                     1995   200,000   115,000    48,800           -
Controller and
Treasurer of the
Company

-----------------

(A)Pursuant to the Management Incentive Plan, bonuses shown for 1995, 1996 and 1997 were paid in 1996, 1997 and 1998, respectively. In addition to bonuses paid under the Management Incentive Plan, Mr. Brooks and Mr. Sproule received discretionary bonuses for 1996 of $200,000 and $100,000, respectively, and for 1997, Mr. Brooks, Mr. Godlasky and Mr. Sproule received discretionary bonuses of $280,000, $90,000 and $90,000, respectively.

(B)Long term incentive compensation pursuant to the Performance Share Plan (the "LTIP"). LTIP payouts indicated were earned over periods ending December 31 for each of 1995, 1996 and 1997 and were payable in 1996, 1997 and 1998, respectively.

(C)Amounts shown as "Other Compensation" for 1996 and 1997 are comprised of the items set forth in the table below.

                                                                                                   Excess
                                                                      Suppplemental Executive      Benefit
                                       Qualified Plan                   Retirement Plan            Plan
                                  ------------------------------      --------------------------  ---------
                                                                    SERP
                               401(K)                             Matching   Basic                  Interim
                              Matching       Basic        Benefit  Contrib- Contrib-   Benefit      Benefit
                              ContributionContribution Supplement   ution     ution   Supplement   Supplement
                                  ($)        ($)            ($)      ($)       ($)       ($)        ($)
                              ----------- ----------     ---------  -------  ------   --------   ---------
Roger K. Brooks       1997      8,000        6,400      6,100     35,805     29,237      63,810     7,836
                      1996      7,500        6,000     13,065     18,963     20,104      43,777         -

Gary R. McPhail       1997      8,000        6,400          -      7,453      3,162           -         -
                      1996          -            -          -          -          -           -         -


Thomas G. Godlasky    1997      8,000        6,400          -     12,014      9,004           -         -
                      1996      7,500        6,000          -     10,995     12,702           -         -

Michael E. Sproule    1997      8,000        6,400          -     16,514     12,521           -         -
                      1996      7,500        6,000          -     10,943     11,421           -         -

Michael G. Fraizer    1997      8,000        6,400          -      8,755      6,937           -         -
                      1996      7,500        6,000          -      8,338      6,608           -         -

(D)   Mr. McPhail commenced employment with the Company in April 1997.

(E) The amounts shown include payment of a $225,000 sign-on bonus for Mr. McPhail in 1997 and a $204,000 sign-on bonus for Mr. Godlasky in 1995, of which, in both cases, a pro-rata portion is repayable in the event of termination during the initial 36 months of employment.

Option Grants Table

      The following table presents information as to stock options granted during the year ended December 31, 1997. The two columns on the right project the amount that could be earned if the Class A Common Stock price appreciates at the annual rates indicated and if the options are held until the expiration dates shown. There is no assurance that any particular level of potential realizable value will actually be earned.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                         Potential Realizable
                                                           Value at Assumed
                                                          Annual Rates of Stock
                                                        Price Appreciation for
                           Individual Grants                   Option Term
               --------------------------------------    ----------------------
                             % of Total
                   Number      Options
                     of        Granted
                 Securities       to
                 Underlying   Employees
                    Options       in    Exercise
                    Granted     Fiscal    Price Expiration
      Name        <F1><F2>       Year   ($/sh)     Date     5%             10%
----------------    -------    --------  ------  -------  ----------    ---------
Roger K. Brooks        165,000  24.1    $27.875  7/28/07  $2,892,522  $7,330,219
Gary R. McPhail         70,000  10.2     27.875  7/28/07   1,227,131   3,109,790
Thomas G. Godlasky      60,000   8.8     27.875  7/28/07   1,051,826   2,665,534
Michael E. Sproule      60,000   8.8     27.875  7/28/07   1,051,826   2,665,534
Michael G. Fraizer      22,500   3.3     27.875  7/28/07     394,435     999,575





--------------

<F1>  New Options to purchase Class A Common Stock granted under the Stock
      Incentive Plan. All options permit the optionee to pay the exercise price with shares of Class A Common Stock owned for at least six months and to pay withholding tax with shares acquired on exercise. New Options vest and become exercisable in equal installments on the first, second and third anniversaries after the date of grant.

<F2>  Based on shares outstanding on July 28, 1997, the closing stock price of
      $27.875 on that date, and a 121-month period, all of which conform to the regular stock option awards made to executives on that date.

Option Exercises and Values Table

 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Value

                                                                 Value of
                                      Number of Securities   Unexercised In-the-
                                     Underlying Unexercised   Money Options at
                                       Options at FY-End (#)     FY-End <F1>
                                       ---------------------  -----------------
                       Shares
                    Acquired on   Value    Exer-     Unexer-   Exer-    Unexer-
     Name             Exercise   Realized cisable   cisable  cisable    cisable
     -------         ----------- -------- -------   -------  --------  -------

Roger K. Brooks          -           -       -       165,000    -   $1,485,000
Gary R. McPhail          -           -       -        70,000    -      630,000
Thomas G. Godlasky       -           -       -        60,000    -      540,000
Michael E. Sproule       -           -       -        60,000    -      540,000
Michael G. Fraizer       -           -       -        22,500    -      202,500

<F1>  Based on a closing stock price of $ 36.875 per on December 31, 1997, the last business day of the Company's fiscal year.

Long-Term Incentive Compensation Plan

      AmerUs Life established a long-term incentive compensation Performance Share Plan effective January 1, 1995 (the "LTIP"). Under the LTIP, the Human Resources Committee of the AmerUs Life Board of Directors has the authority to grant Performance Shares to eligible employees on such dates as the Human Resources Committee shall determine. Performance Shares which were granted to the Named Executive Officers under the LTIP during 1997 are shown in the following table. While there will be continued payouts for awards granted in previous years, the LTIP has been discontinued as of 1998.

                        LONG-TERM INCENTIVE PLANS - AWARDS
                               FOR FISCAL YEAR 1997

                                                Estimated Future Payouts Under
                                                   Non-Stock Price-Based Plans
                                                ------------------------------
                                    Performance or
                                          Other
                             Number Of  Period
                              Shares,    Until
                               Units  Maturation
                            or Other      or       Threshold Target   Maximum
                           Rights (#)    Payout      ($)        ($)     ($)
                             ---------  --------- ---------   ------ --------
Roger K. Brooks                   728   3 years    36,400    72,800   145,600
Gary R. McPhail(A)                244   2 years    12,200    24,400    48,800
                                  325   3 years    16,250    32,500    65,000
Thomas C. Godlasky                275   3 years    13,750    27,500    55,000
Michael E. Sproule                263   3 years    13,150    26,300    52,600
Michael G. Fraizer                100   3 years     5,000    10,000    20,000

------------
(A) Mr. McPhail received two separate Performance Share grants in 1997.

Stock Incentive Plan

   On September 15, 1996, the Company's Board of Directors adopted the AmerUs Life Holdings, Inc. Stock Incentive Plan (the "Stock Plan"). The Stock Plan was approved by the Company's sole shareholder and became effective on December 4, 1996. No grants were made under the Stock Plan until July 28, 1997. The purpose of the Stock Plan is to enable the Company to attract and retain employees and to align employees' interest with the performance of the Company.

   The Stock Plan provides for the grant of options (including incentive stock options and non-qualified stock options), stock appreciation rights and restricted stock awards.

Savings and Profit Sharing Plans

   Each of the Named Executive Officers participates in the All*AmerUs
Savings & Retirement Plan (the "Savings & Retirement Plan"), a profit sharing plan containing a qualified cash or deferred arrangement and the All*AmerUs Supplemental Executive Retirement Plan (the "Supplemental Plan"). Each of the Named Executive Officers, except Mr. McPhail, also had a frozen benefit under either the American Mutual Life Insurance Company Employees' Pension Plan (the "AML Employees' Frozen Pension Plan") or the American Mutual Life Insurance (formerly Central Life Assurance) Company Pension Plan (the "AML (formerly Central Life) Frozen Pension Plan") (the AML Employees' Frozen Pension Plan and the AML (formerly Central Life) Frozen Pension Plan are hereinafter sometimes collectively referred to as the "Frozen Pension Plans"). Additionally, the Named Executive Officers, except Mr. McPhail, have a frozen benefit under the American Mutual Life Insurance Company Supplemental Executive Retirement Plan (the "AML Frozen SERP").

   The Company will contribute 4% of each eligible participating employee's compensation as of the end of a plan year in accordance with the provisions of the Savings & Retirement Plan and the Supplemental Plan ("Basic Contributions"). In addition, the Company will make a maximum matching contribution equal to 5% of an employees' compensation for the first 4% of salary deferral ("Matching Contributions").

   The employer may also contribute, on behalf of each participating employee who was, as of December 31, 1995, an active participant in either Frozen Pension Plan, a certain percentage of such employee's compensation ("Interim Benefit Supplement") in order to make up any shortfall between the amount to which such employee would have been entitled under either of the Frozen Pension Plans as compared to such employee's projected benefits under the Savings & Retirement Plan. The amount of the Interim Benefit Supplement made on behalf of any eligible employee is reduced by any discretionary profit sharing contribution allocated to such employee under the Savings & Retirement Plan and the Supplemental Plan.

Frozen Pension Plans

   Prior to January 1, 1996, AmerUs Life maintained the Frozen Pension Plans, which were qualified under Section 401(a) of the Code. The benefits under both such plans were curtailed as of December 31, 1995 and the Frozen Pension Plans were merged into the surviving American Mutual Life Insurance Company Pension Plan (the "Surviving AML Pension Plan"). Retirement benefits under the predecessor AML Employees' Frozen Pension Plan were based primarily on an employee's years of service and compensation during the highest five consecutive plan years of employment or the last 60 months, if greater, as of December 31, 1995; retirement benefits under the predecessor AML (formerly Central Life) Frozen Pension Plan were based primarily on an employee's years of service and career compensation as of December 31, 1995. All employees' frozen accrued benefits as of December 31, 1995 are fully vested. Active participants in the Frozen Pension Plans on December 31, 1995, had the right to receive a distribution of accrued benefits on September 26, 1997, under a one-time irrevocable election as a result of the termination of the AmerUs Retirement Plan. The AmerUs Retirement Plan was established as a "conduit" plan to provide for the spin-off of accrued benefits from the Surviving AML Pension Plan. Upon receipt of assets supporting the accrued benefits of participants electing to receive such benefits by the AmerUs Retirement Plan from the Surviving AML Pension Plan, the AmerUs Retirement Plan was terminated and the assets supporting the accrued benefits were distributed to each participant in the form of: (1) an immediate lump sum payment; (ii) an immediate annuity; or (iii) a rollover into a qualified plan or an individual retirement account. Each of the Named Executive Officers received a distribution of the assets supporting their respective accrued benefits as a result of their election to have such accrued benefits transferred from the Surviving AML Pension Plan to the AmerUs Retirement Plan.

   Prior to January 1, 1996, AmerUs Life also maintained the AML Frozen SERP and a supplemental retirement plan for certain former employees of Central Life Assurance Company, one of the predecessors to AmerUs Life (the "Central Life Frozen SERP"), which plans were similar in operation to the Supplemental Plan currently in effect. The benefits under these plans were also curtailed as of December 31, 1995.

   The following table sets forth the frozen accrued monthly benefits payable as a straight life annuity to each of the Named Executive Officers under the AML Frozen SERP and the Central Life Frozen SERP, assuming retirement at age 65 (current normal retirement age):

                                  Pension Table
                             Frozen Accrued Benefits

Name                                                   Monthly Benefits
------                                                 ----------------
Roger K. Brooks                                           $21,285
Gary R. McPhail                                                 0
Thomas C. Godlasky                                           $671
Michael E. Sproule                                         $1,562
Michael G. Fraizer                                           $722

Director Compensation

   For their services on the Board, non-employee directors are paid $10,000 per year and $2,000 for each meeting attended. The chairman of each of the Audit, Board Operations, Finance and Strategy, Human Resources, Intercompany Transactions and Investment Committees receives an additional $2,000 per year. Members of the Intercompany Transactions Committee receive an additional $16,000 per year for services on such committee.

                                PERFORMANCE GRAPH

   The following Performance Graph compares the cumulative total shareholder return on the Company's Class A Common Stock for the period from January 28, 1997, the date of the Company's initial public offering, through December 31, 1997 with the cumulative total return of the Standard & Poor's 500 stock index and a peer group of companies (the "Peer Group") consisting of eight life insurance companies to which the Company has traditionally compared its business and operations: Reliastar Financial Corporation, Protective Life Corporation, Liberty Corporation, Penncorp. Financial Group, Inc., Presidential Life Corporation, American Heritage Life Insurance Company, Kansas City Life Investment Corporation and Guarantee Life Companies Inc. The graph assumes a $100.00 investment on January 28, 1997 and the reinvestment of dividends. The return of the Peer Group is based on the return of each company included therein weighted to reflect each such company's stock market capitalization.

                             CUMULATIVE TOTAL RETURNS
                                PERIOD BEGINNING
                                 JANUARY 28, 1997
                                   AND ENDING
                                DECEMBER 31, 1997

                            TOTAL SHAREHOLDER RETURNS

                                     (Graph)


                              1/28/97    3/31/97   6/30/97   9/30/97  12/31/97
                              -------    -------   -------   -------  --------
    AmerUs Life Holdings, Inc. $100.00   $134.85   $169.59   $200.33   $225.82
    Peer Group                  100.00    103.43    125.48    132.45    142.26
    S&P                         100.00    103.27    115.70    123.82    126.85

            HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Human Resources Committee (the "Committee") presently consists of Messrs. Albers, Candlish and Norris and Ms. Jacobs, none of whom is an officer or employee of the Company. As part of its duties, the Committee reviews compensation levels of executive officers, evaluates management performance and administers the Company's Management Incentive Plan, Long-Term Incentive Plan and Stock Option Plan. The Committee is assisted by the Company's Human Resources personnel, and from time to time by compensation consulting firms which supply statistical data and other executive compensation information to the Committee to permit it to compare the Company's compensation policies to compensation levels nationwide and against programs of other companies of similar size in the Company's industry and geographic area.

   The Company's executive compensation programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving the Company's short- and long-term strategic goals, to link executive compensation and shareholder interests through Company performance and equity-based plans, and to recognize individual contributions to Company performance.

   Compensation for the Company's executive officers consists of three principal elements; base salary, annual incentive, and long-term incentive. The combination and relative weighting of these elements reflect the Committee's belief that executive compensation should be closely tied to the Company's profitability.

Base Salary

   Executive officer salaries are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in the financial services industry based on statistical data provided by a nationally recognized compensation consulting firm retained by the Company. Executive officer base salaries are targeted at or below the 50th percentile established by such data in order to place a greater emphasis on Company performance-based components of the compensation package. The Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in market conditions and individual performance and responsibilities. Base compensation for Mr. Roger
K. Brooks, the Company's Chairman, President and Chief Executive Officer, was increased from $455,000 for fiscal 1996 to $480,000 for fiscal 1997 to $500,000 for fiscal 1998.

Annual Incentive

   The Company's annual incentive program acknowledges Company and individual performance. Generally, awards under the annual program can be paid only if the Company achieves certain pre-approved targets agreed to by the Committee. The annual program is intended to bring the executives' total cash compensation (base salary and annual incentive) to the 50th percentile established by reference to the statistical data discussed above when all Company profitability and individual performance criteria are met. In those circumstances where performance significantly exceeds pre-approved targets, the total cash compensation could exceed the 50th percentile.

   AmerUs Life sponsors a Management Incentive Plan ("MIP") for officers and key management employees of the Company and its subsidiaries. On an annual basis, AmerUs Life establishes various and distinct goals for its executives and key managers. Goals generally relate to objectives such as increased revenue, expense levels and earnings. Attainment of individual and AmerUs Life corporate-wide goals can generate payment of cash bonuses ranging from 10% to 80% of an executive's base salary. Payment of these annual incentives is approved by the Board of Directors of AmerUs Life and made in a separate lump-sum on or before the end of February of the ensuing year. Based on the Company's results in 1997 against the pre-determined targets, a performance award of $520,000 was paid to Mr. Brooks.

   Beginning in 1999, employees eligible for MIP payments will be able to elect a deferral, for a three year period (the "deferral period"), of up to 50% of their annual incentive payment (subject to a maximum of $100,000). The deferred payment will be converted into units (the "Units"). The value of each Unit will be equivalent to the share price of the Company's Class A Common Stock. At the end of the deferral period, the Company will match 50% of each participating employees Units (the "Match") and distribute to each such employee the value of the Units (including those Units contributed pursuant to the Match) in either cash or shares of the Company's Class A Common Stock, at such employee's election. The Company has the discretion, at any time, to discontinue the deferral option.

Long-Term Incentive

   The Company has established two separate long-term incentive plan programs,
(1) a Long-Term Incentive Plan based on strategic performance and (2) a Stock Option Plan designed to align the interests of executive officers with those of the Company's shareholders. Under the Company's Stock Option Plan, stock options, stock appreciation rights or restricted stock awards may be granted to executive officers and other key employees of the Company and AmerUs Life. Upon joining the Company, an individual's initial grant will be based on the individual's responsibilities and position and upon competitive market information provided by the Company's compensation consultants. Therefore, the size of any annual award will be based primarily on an individual's responsibilities and the individual's performance and position with the Company. All stock options granted to the Company's executive officers will be granted with an exercise price equal to the fair market value of the Company's Class A Common Stock on the date of grant and will generally vest over three years. Vesting is designed to encourage the creation of shareholder value over the long term since no benefit will be realized from the stock option grant unless the price of the Class A Common Stock rises over a number of years. Mr. Brooks was granted 165,000 stock options on July 28, 1997.

   The Long-Term Incentive Plan was implemented in January 1995 for certain senior executive officers of the Company. The plan is designed to align the executives' interests and reward them based on growth of AMHC's cumulative GAAP Net Worth. Notional shares with a value of $100 as of January in each of 1995, 1996 and 1997 were granted based on a percentage of base salary tied to competitive industry market data provided by compensation consultants. In 1997, the plan continued to grant shares on a limited basis to the Company's senior executive officers in conjunction with the Stock Option Plan. Payout for 1998 under the Long-Term Incentive Plan formula is based upon results of operations over the period from 1995 to 1997. While there will be continued payouts for awards granted in previous years, the Long Term Incentive Plan has been discontinued as of 1998. Mr. Brooks received $258,133 for 1998 under the Long-Term Incentive Plan.

   Other elements of executive compensation include participation in a Company-wide medical and insurance benefits plan, and the ability to defer compensation pursuant to a 401(k) plan. The Company presently makes matching contributions for all participants in the 401(k) plan subject to a maximum Company match of 5% for the first 4% of salary deferral. Additionally, a core contribution of 4% of base salary plus annual incentive is contributed to all participants' accounts.

Chief Executive Officer Compensation

   In determining Mr. Brooks' base salary, annual incentive, and long term incentive for fiscal 1997, the Committee considered the Company's overall performance and Mr. Brooks' individual performance by the same methods described above for Company officer compensation. The Committee also considered compensation granted to chief executive officers of other companies in similar industries, as well as incentives for future performance.

   The Committee believes that Mr. Brooks' total compensation as Chief
Executive Officer appropriately reflects his performance and in turn, that of the Company in fiscal 1997. Among the quantitative factors that were taken into consideration and that support this conclusion are the Company's increased stock price and its growth in earnings, net worth and asset value. Qualitatively, the Company's productive first year as a publicly-owned stock corporation and its successful merger and acquisition activity in fiscal 1997 were also factored in the determination of Mr. Brooks' compensation.

   Mr. Brooks receives no other material compensation or benefits not provided to all executive officers.


   The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance- based. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                            HUMAN RESOURCES COMMITTEE OF THE
                            BOARD OF DIRECTORS

                            John R. Albers, Chairman

                            Malcolm Candlish

                            Ilene B. Jacobs

                            John W. Norris, Jr.

                      CERTAIN TRANSACTIONS AND RELATIONSHIPS

   AmerUs Life is a wholly-owned direct subsidiary of the Company. The Company is a direct subsidiary of AmerUs Group Co. ("AmerUs Group"), which in turn is a wholly-owned direct subsidiary of AMHC. As a result of such ownership, AMHC, AmerUs Group, the other subsidiaries of AmerUs Group and the Company and its subsidiaries, including AmerUs Life, have a variety of relationships, certain of which are summarized below. Management believes that the terms of the agreements and transactions described herein are on a basis no less favorable than could be obtained from unaffiliated third parties. As used herein, "AmerUs Affiliated Group" means AMHC and its direct and indirect subsidiaries now or hereafter existing, other than the Company and its subsidiaries.

Ownership of Voting Interests of the Company

   AMHC is required by Iowa law to own, directly or indirectly through one or more intermediate holding companies, shares of capital stock of the Company which carry the right to cast a majority of the votes entitled to be cast by all of the outstanding shares of the capital stock at a shareholders' meeting of the Company. All of the issued and outstanding shares of the Company's Class B Common Stock are owned by AmerUs Group. Additionally, the Company's Amended and Restated Articles of Incorporation provide that no shares of its Class B Common Stock may be owned by any person other than AMHC, a subsidiary of AMHC or another mutual insurance holding company or intermediate holding company as expressly authorized by Iowa law or by the Iowa Commissioner (a "Permitted Class B Holder"). Any proposed amendments to the Company's Amended and Restated Articles of Incorporation are subject to approval by the Iowa Commissioner and the Iowa Attorney General.

Intercompany Agreement

   AMHC, AmerUs Group and the Company entered into an Amended and Restated Intercompany Agreement dated as of December 1, 1996 (the "Intercompany Agreement"). Pursuant to the Intercompany Agreement, AmerUs Group and certain members of the AmerUs Affiliated Group agreed to, among other things, the following: (i) the grant to the Company and certain of its subsidiaries of a non-exclusive, revocable license to use the AmerUs name and certain trademarks solely in connection with the Company's life insurance business and activities related to such life insurance business; (ii) the indemnification by the Company of members of the AmerUs Affiliated Group and each of their respective officers, directors, employees and agents against certain losses; (iii) the grant by the Company to certain members of the AmerUs Affiliated Group of registration rights with respect to the Class A Common Stock owned by such entities; (iv) the grant of equity purchase rights, under certain conditions, to certain members of the AmerUs Affiliated Group; and (v) the agreement by the Company to provide to the AmerUs Affiliated Group certain management and administrative services with respect to aspects of the business and affairs of the AmerUs Affiliated Group in exchange for payment by AmerUs Group to the Company of $2 million per year in consideration for such services.

Agreements Involving Real Estate

   AmerUs Life has entered into asset and property management contracts with AmerUs Properties, Inc., a direct subsidiary of AmerUs Group and a member of the AmerUs Affiliated Group ("API"). Pursuant to such agreements, API provides asset and property management services to AmerUs Life with respect to certain real estate owned by AmerUs Life. The total expenses incurred by AmerUs Life pursuant to such agreements equaled approximately $154,000 for the year ended December 31, 1997.

   The Company and AmerUs Life lease facilities owned by API which serve as the Company's and AmerUs Life's executive and home offices. The Company and AmerUs Life currently occupy approximately 192,000 square feet of office space under their lease arrangements with API for an aggregate monthly cost of approximately $229,000, which cost includes approximately $580,000 in tenant improvements amortized over the term of one of the leases which expires in 2004. The other leases expire in 2001. Total rental expense paid to API during the year ended December 31, 1997 was $1,790,000.

   AmerUs Life has entered into various limited partnership and joint venture agreements in which API or an affiliate serves as general partner. AmerUs Life contributed portions of its joint venture interests to API and sold several of these partnership interests to newly formed partnerships in which API has an interest. Total proceeds from these sales were $10,979,040 for the year ended December 31, 1997. In addition, AmerUs Life agreed to make loans to the newly formed partnerships in the aggregate amount of up to $3.5 million, of which $500,000 had been loaned and was outstanding as of December 31, 1997.

   AmerUs Life has also entered into agreements with various partnerships in which API has an interest pursuant to which AmerUs Life is obligated to make future capital contribution to such partnerships of up to $3.7 million.

   As of December 31, 1997, AmerUs Life had a total investment of $11,987,000 in various partnerships and joint ventures in which API had an interest.

Loan Servicing Agreements

   AmerUs Life has entered into various loan servicing agreements with members of the AmerUs Affiliated Group. The aggregate expense incurred by AmerUs Life for such services was approximately $896,000 for the year ended December 31, 1997.

   AmerUs Life has also entered into various loan servicing agreements with AmerUs Bank. Pursuant to such agreements, AmerUs Life services certain nonresidential mortgage loans on behalf of AmerUs Bank. The total revenue earned by AmerUs Life for such services was approximately $22,000 for the year ended December 31, 1997.

Other Service Agreements

   The Company and AmerUs Life have entered into various services agreements with members of the AmerUs Affiliated Group. Pursuant to such agreements, the Company and AmerUs Life provide certain communications, tax, legal, accounting, internal audit, human resources, administrative and data processing services to such other parties to the agreements, as requested. The aggregate revenue earned for services performed by the Company and AmerUs Life in accordance with such agreements was approximately $10,983,000 for the year ended December 31, 1997.

Purchase of Loans and Securitization

   AmerUs Life entered into a master agreement of purchase and sale with AmerUs Bank, dated as of March 5, 1997, whereby the terms under which AmerUs Life would purchase home equity mortgage loans from AmerUs Bank were established. AmerUs Life records the purchases of such loans at their purchase price which represents fair market value, which may be different from AmerUs Bank's carrying value. AmerUs Life would accordingly recognize gain or loss on such transactions. As of December 31, 1997, AmerUs Life has acquired loans with aggregate principal balances at the time of sale of $98,476,213. Most of the acquired loans were sold by AmerUs Life on October 24, 1997, to The Bank of New York, as Trustee of the AmerUs Home Equity Loan Trust 1997-1 (the "Trust") in a $125 million offering of home equity loans. Of the $125 million, $30,947,779 was set aside under the Pooling and Servicing Agreement to be used by AmerUs Life to acquire additional home equity mortgage loans for inclusion in the Trust. AmerUs Life services the loans in the Trust and AmerUs Bank acts as a subservicer of the loans and receives a pass-through of the servicing fee of 50 basis points of the outstanding principal balances of the loans.

   AmerUs Life entered into a purchase agreement with AmerUs Mortgage dated March 1, 1997, whereby AmerUs Life committed to purchase up to $200 million principal amount of first mortgage loans originated by AmerUs Mortgage. The commitment expired on December 31, 1997. As of December 31, 1997, AmerUs Life had purchased 81 mortgage loans pursuant to such commitment for a total purchase price of $12,885,000.

Sale of Insurance Policies

   AmerUs Life entered into an agreement, dated January 1, 1995, with AmerUs Investments, Inc. ("AmerUs Investments"), a wholly-owned subsidiary of AmerUs Bank, to market products of AmerUs Life. Pursuant to this agreement, AmerUs Life pays AmerUs Investments fees in the form of commissions in exchange for generating sales of such products. Total commissions paid to AmerUs Investments were $1,883,000 for the year ended December 31, 1997.

   AmerUs Life is also party to certain Affiliated Agent Contracts with employees of AmerUs Investments (the "Affiliated Agents") to solicit, sell and service AmerUs Life insurance products, in addition to a Servicing Agreement, dated March 1, 1992, with AmerUs Investments pursuant to which AmerUs Investments agreed to service the business sold by any Affiliated Agent and otherwise supervise its employees who are Affiliated Agents.

Loans and Credit Support to the AmerUs Affiliated Group

   AmerUs Life provided financing to members of the AmerUs Affiliated Group or their affiliates for various purposes. The outstanding balance of all such financings was $46 million as of December 31, 1997. AmerUs Life recorded interest income of $5.3 million for the year ended December 31, 1997.

   AmerUs Life guaranteed various borrowings of members of the AmerUs Affiliated Group with an outstanding balance of approximately $7 million at December 31, 1997.

   AmerUs Life has outstanding loan commitments to various partnerships in which API has an interest. At December 31, 1997, the outstanding loan commitments were approximately $3.5 million.

Security Arrangements for Bank Credit Facility

   In connection with the Company's $250 million bank credit facility (the
"Bank Credit Facility"), the Company pledged to the lenders approximately 49.9% of the common stock of AmerUs Life owned by the Company, 100% of the common stock of Delta and a $50 million 9% surplus note payable to the Company by AmerUs Life. AmerUs Group also pledged shares of the Company's Class A Common Stock owned by AmerUs Group in an amount which is limited by Iowa law and which, together with the voting shares owned by shareholders other than AmerUs Group, shall be less than 50% of the total voting shares of the Company. Under Iowa law, AMHC and AmerUs Group are prohibited from pledging shares of capital stock of the Company which carry the right to cast a majority of the votes entitled to be cast by all of the outstanding shares of the capital stock at a shareholders' meeting of the Company. In addition, the Company is prohibited by Iowa law from pledging a majority of the shares necessary to elect the Board of Directors of AmerUs Life.

Transactions with Affiliates of Directors

   John A. Wing, a director of the Company, is Chairman and Chief Executive Officer of ABN AMRO Incorporated. ABN AMRO Incorporated has from time to time performed investment banking services for the Company, including assisting the Company with its subscription offering and serving as co-manager of the Company's initial public offering of its Class A Common Stock, each of which was completed on February 3, 1997. The total fee paid by the Company to ABN AMRO Incorporated during 1997 was $1,043,298. Additionally, ABN AMRO is a co-manager of the Bank Credit Facility.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and 10 percent holders of the Company's Class A Common Stock to file reports concerning their transactions in, and ownership of the Company's equity securities. Based solely on the review of the Forms 3, 4 and 5 furnished to the Company and certain representations made to the Company, the Company believes that the only filing deficiencies under Section 16(a) by its directors and executive officers during 1997 were untimely filed Form 3s by all of the directors and officers of the Company, except Ms. Culhane, Ms. Jacobs and Messrs. Laster and McPhail, and a delinquent Form 4 filed by Mr. Pester.

    AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION

   The Company's Amended and Restated Articles of Incorporation ("Articles of Incorporation") presently provides that the Company is authorized to issue 75 million shares of Class A Common Stock. The Board of Directors recommends and proposes that the authorized shares of Class A Common Stock be increased from 75 million to 180 million and that the Articles of Incorporation be so amended.
The additional shares of Common Stock for which authorization is sought would be a part of the Company's existing Class A Common Stock and, if and when issued, would have the same rights and privileges as the shares of Class A Common Stock now outstanding.

   As of March 1, 1998, there were 29,734,918 shares of Class A Common Stock issued and outstanding. In addition, 1.4 million and 150,000 shares of Class A Common Stock are reserved for issuance under options granted or available for grant under the AmerUs Life Holdings, Inc. Stock Incentive Plan and the AmerUs Life Holdings, Inc. Non-Employee Director Stock Plan, respectively, and 5 million shares of Class A Common Stock are reserved for issuance upon conversion of Class B Common Stock. Options for 797,000 shares of Class A Common Stock are held under AmVestors' stock option plans. Warrants for 475,380 shares of Class A Common Stock are also outstanding.

   The Board recommends the increase in authorized Common Stock to enable the Company to have additional shares available for possible issuance in connection with such general corporate purposes as stock splits and stock dividends, issuance of shares for cash to raise equity capital, conversions of convertible securities, or in connection with business acquisitions, stock option plans, or other employee benefit plans which may be adopted in the future. The Board believes that additional authorized Common Stock will give the Company greater flexibility and may allow shares of Common Stock to be issued without the expense and delay of a shareholders' meeting to authorize additional shares if and when the need arises.

   If the proposed amendment is adopted, the Company would be permitted to issue the authorized shares without further shareholder approval, except to the extent otherwise required by law, by a securities exchange or association on which the Common Stock is listed or quoted as of the time, or by the Articles of Incorporation. The Articles of Incorporation provide that a Permitted Class B Holder has the preemptive right to purchase Common Stock to the extent necessary to maintain a three to one ratio of outstanding shares of Class A Common Stock (excluding shares of Class A Common Stock owned by a Permitted Class B Holder) to the number of outstanding shares of Class B Common Stock plus the outstanding shares of Class A Common Stock owned by AMHC or another Permitted Class B Holder. The Intercompany Agreement also affords the AmerUs Affiliated Group certain equity purchase rights. Under Iowa Law, a Permitted Class B Holder must at all times possess the right to cast at least a majority of the votes of the outstanding shares of capital stock of the Company.

   The additional authorized shares would also be available for issuance (subject to further shareholder approval only as noted above) at such times and for such proper corporate purposes as the Board of Directors may approve, including possible future financing and acquisition transactions.

   If this proposal is adopted, the first paragraph of Article IV of the Articles of Incorporation of the Company will be amended and restated to read in its entirety as follows:

             The aggregate number of shares of all classes of capital stock which the corporation shall have authority to issue is two hundred and fifty million (250,000,000) shares, of which twenty million (20,000,000) shares shall be Preferred Stock, no par value, issuable in one or more series, one hundred and eighty million (180,000,000) shares shall be Class A Common Stock, no par value, and fifty million (50,000,000) shares shall be Class B Common Stock, no par value.


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                              SELECTION OF AUDITORS

   The Board of Directors, acting upon recommendation of the Audit Committee, has appointed the firm of KPMG Peat Marwick LLP to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 1998. The same firm conducted the fiscal 1997 examination. The favorable vote of the holders of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the annual meeting is required for shareholder ratification of this action.

   Representatives from KPMG Peat Marwick LLP will be present at the 1998 annual meeting. The representatives will have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                  OTHER MATTERS

   Neither the Board of Directors nor management intends to bring any matter for action at the 1998 annual meeting of shareholders other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

Shareholder Proposals for the 1999 Annual Meeting

   Under the rules of the Securities and Exchange Commission (the "SEC"), proposals of shareholders intended to be presented at the 1999 annual meeting of shareholders (May 1999) must be received by the Company no later than December 15, 1998, as well as meet the other SEC requirements, in order to be considered for inclusion in the Company's 1999 Annual Meeting Proxy Statement and form of proxy to be mailed in March 1999.

   The Company's By-laws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual meeting of shareholders. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, a shareholder's notice must be delivered or mailed to and received by the Secretary of the Company at the principal office of the Company not less than thirty (30) days prior to the date of the annual meeting; provided, however, that, in the event that less than forty (40) days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter that such shareholder proposes to present before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (iii) the class and number of the Company's capital stock that are beneficially owned by such shareholder and (iv) any material interest of such shareholder in such business.

   A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission, will be sent to any shareholder without charge upon written request addressed to AmerUs Life Holdings, Inc., to the attention of Susan Boe, Vice President for Investor Relations, 699 Walnut Street, Des Moines, IA 50309.

By Order of the Board of Directors

James A. Smallenberger

Senior Vice President
and Secretary

                      AMERUS LIFE HOLDINGS, INC.

             Proxy for Annual Meeting of Shareholders on May 8, 1998 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of AmerUs Life Holdings, Inc. (the "Company") appoints Roger K. Brooks, Michael E. Sproule and James A. Smallenberger, and each of them, with full power of substitution, as proxy to vote all shares of the undersigned in the Company, at the Annual Meeting of Shareholders to be held on May 8, 1998 and at any adjournments thereof (the "Annual Meeting"), with like effect and as if the undersigned were personally present and voting, upon the matters set forth in this proxy card.

   1.   To elect three Class II Directors.    To elect one Class I Director.

        John R. Albers                         Ralph W. Laster, Jr.
        Thomas F. Gaffney
        Ilene B. Jacobs

        / /  For       / /  Withhold

   INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

-----------------------------------------------------------

   2. Proposal to approve the amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company's Class A Common Stock from 75 million to 180 million.

        / /  For       / /  Against        / /  Abstain

   3. Proposal to ratify the appointment of KPMG Peat Marwick LLP as independent public accountants of the Company for fiscal year 1998.

        / /  For       / /  Against        / /  Abstain

   4. Such other matters as may properly come before the Annual Meeting or any adjournments thereof, at the discretion of the proxy holders.

PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF NOMINEES JOHN R. ALBERS, THOMAS F. GAFFNEY AND ILENE B. JACOBS TO SERVE AS CLASS II DIRECTORS, AND RALPH W. LASTER, JR. TO SERVE AS A CLASS I DIRECTOR, (2) FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION, (3) FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS AND (4) FOR OR AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AT THE DISCRETION OF THE PROXY HOLDERS. PLEASE BE SURE TO SIGN AND DATE THIS PROXY BELOW.


                                 Dated:------------------, 1998

                                 ---------------------------------------
                                      Shareholder sign above

                                 ---------------------------------------
                                    Co-holder, if any, sign above


SIGNATURE(S) MUST CORRESPOND EXACTLY WITH NAME(S) AS IMPRINTED HEREON. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such, and if the signer is a corporation, please sign with the full name by a duly authorized officer. If stock is held in the name of more than one person, all named holders must sign the proxy.

PLEASE VOTE AT ONCE.  It is important.